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                                                                     EXHIBIT 4.4



CERTIFICATE OF THE DESIGNATION, PREFERENCES,
RIGHTS AND LIMITATIONS OF
Series D CONVERTIBLE PARTICIPATING PREFERRED STOCK
OF
MICRO-MEDIA SOLUTIONS, INC.


     Micro-Media Solutions, Inc. (the "Company"), a corporation organized and existing, under the laws of the State of Utah,

     DOES HEREBY CERTIFY:

     That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, and pursuant to the provisions of
Section 16-10a-602 of the Utah Business Corporation Act, such Board of Directors, by unanimous written consent of its members dated effective [EFFECTIVE DATE], filed with the minutes of the Board, adopted a resolution providing for the issuance of a series of [NUMBER OF SHARES] shares of Series D Convertible Participating Preferred Stock, which resolution is as follows:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Company be and hereby is created, such series of Preferred Stock to be designated Series D Cumulative Convertible Participating Preferred Stock, to consist of up to [NUMBER OF SHARES] shares of the stated value of $10.60 per share. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof shall be as follows:

Section 1. Designation and Amount. The shares of such series shall have a stated value of $10.60 per share and shall be designated as Series D Cumulative Convertible Participating Preferred Stock (the "Series D Preferred Stock") and the number of shares constituting the Series D Preferred Stock shall be [NUMBER OF SHARES] ( ).

Section 2. Rank. The Series A Preferred Stock shall rank: (i) prior to all of the Company's common stock, $0.10 par value per share ("Common Stock"); (ii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Preferred Stock of whatever subdivision (collectively, with the Common Stock, "Junior Securities"); and (iii) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series D Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").


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Section 3.     Dividends.

a. The holders of Series D Preferred Stock shall be entitled to receive out of funds of the Company legally available therefor, a cumulative dividend of six percent (6%) per annum, payable quarterly in arrears, which shall be paid in cash, or at the option of a holder of the Series D Preferred Stock, by the issuance of additional shares of Common Stock as follows: the number of shares to be issued shall be determined based on the average closing bid price for the Common Stock as reported by the NASDAQ Over-the-Counter Bulletin Board, or such national securities exchange on which shares of the Company's Common Stock are then listed for the thirty (30) trading days immediately preceding the record date for the declaration of the dividend. The record dates for payment of dividends shall be the 20th day of the month immediately following the end of each fiscal quarter. Dividends on each share of Series D shall begin to accrue and shall accumulate from the date of issuance, whether or not declared, and shall be payable to the holder of such share on the record date as hereinabove described. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on a record date fixed for such payment by the Board of Directors of the Company or by a committee of such Board duly authorized to fix such date by resolution designating such committee. Dividends payable on the Date of Conversion (as defined in 6(b)(iv) below) of the Series D shall be calculated on the basis of the actual number of days elapsed (including the Date of Conversion) over a 365-day year.

b. Participating Dividends. No dividends shall be declared and set aside for or paid upon any shares of Common Stock unless the Board of Directors of the Company shall contemporaneously declare and pay a dividend upon the then outstanding shares of Series D in the same amount per share of Series D Preferred Stock as would be declared payable on the number of shares of Common Stock into which each share of Preferred Stock could then be converted pursuant to the provisions of Section 6 hereof, such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividends; provided, however, that no dividends shall be paid on the outstanding Common Stock, unless it is determined by the Board of Directors that the Company has sufficient net assets available for distribution to holders of the Series D Preferred Stock, under applicable law, after giving effect to such dividend on the Common Stock and on the Series D Preferred Stock, to pay the holders of each share of the Series D Preferred Stock the Liquidation Amount, as defined below (provided that the return on each share of Series D Preferred Stock shall be calculated through the date of such dividend).

c. Dividends in Kind. In the event the Company shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or distribution with respect to the Common Stock payable in
i) securities of the Company other than shares of Common Stock or ii) assets, then and in each such event the holders of Series D Preferred Stock shall receive, at the same time such distribution is made with respect to Common Stock, the number of securities or such other assets of the Company which they would have received had their Series D Preferred Stock been converted into Common Stock immediately prior to the record date for determining holders of Common Stock entitled to receive such distribution.



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Section 4. Redemption.

a. At any time on or after April 30, 2009, the Company shall, at the written election of at least a majority if the holders of the shares of Series D then outstanding delivered to the Company and specifying the date on which such shares are to be redeemed (the "Redemption Date"), redeem all of the shares of Series D Preferred Stock outstanding on such Redemption Date.

b. The Redemption Price (as defined in Section 4(c) below) for each share of Series D Preferred Stock shall be payable to the holder thereof shall be made in two (2) equal annual installments, with the first installment being due and payable on the Redemption Date (as defined in Section 4(a) above) and the second installment due and payable on the 2nd anniversary thereof, respectively. All shares of Series D Preferred Stock for which any installment payment has not yet been made shall remain issued and outstanding until the Redemption Price has been indefeasibly paid in full in cash. The unpaid installments of the Redemption Price shall bear interest at the annual rate per share of eight percent (8%) compounded quarterly.

c. The redemption price (the "Redemption Price") for each share of Series D Preferred Stock redeemed pursuant to this Section 4 shall be the greater of i) $10.60 per share of Series D Preferred Stock plus accrued and unpaid dividends thereon, if any, on such share up to and including the Redemption Date and ii) the fair market value thereof (taking into account all relevant facts and circumstances, including the Liquidation Preference and the participation feature set forth in Section 3(b) above, and without deduction for minority or marketability discounts and disregarding, for purposes of such valuation, the effect of any redemption of the Series D Preferred Stock required to be made hereunder), as determined (x) by the mutual agreement of (1) a majority of the members of the Company's Board of Directors other than those members designated by the holders of Series D Preferred Stock or Equity Services, Ltd. and (2) the holders of a majority of the then outstanding shares of Series D Preferred Stock which are then subject to redemption, or if such parties cannot agree on the fair market value; (y) then, by a nationally-recognized independent investment banking firm (an "Appraiser") which is selected by the mutual agreement of (1) a majority of the members of the Company's Board of Directors other than those members designated by the holders of Series D Preferred Stock or Equity Services, Ltd. and (2) the holders of a majority of the then outstanding shares of Series D Preferred Stock which are subject to redemption or, if such parties cannot agree on an Appraiser; (z) finally, by the following process: (1) a majority of the members of the Company's Board of Directors other than those members designated by the holders of Series D Preferred Stock or Equity Services, Ltd. shall choose one Appraiser and (2) the holders of a majority of the then outstanding shares of Series D Preferred Stock which are subject to redemption shall choose a second Appraiser; if such Appraisers shall arrive at the same valuation, such valuation shall be deemed to be the fair market value thereof; if such Appraisers shall arrive at valuations that do not differ from each other by more than ten percent (10%), then the fair market value thereof shall be deemed to be the mathematical mean of such valuations; and if such valuations shall differ by greater than ten percent (10%), then such Appraisers shall select a third Appraiser and the fair market value shall be the mathematical mean of i) the value determined by such third Appraiser and ii) the value previously determined by one of the two previous Appraisers whose


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value is closest to the value determined by the third Appraiser. The fees and expenses of the Appraisers shall be paid as follows: the fees and expenses of the Appraiser under either clause (y) or (z)(l) above shall be paid by the Company; the fees and expenses of the second Appraiser under clause (z)(2) above shall be paid by the holders of Series D Preferred Stock, pro rata based on the number of shares to be redeemed; and the fees and expenses of the third Appraiser under clause (z)(2) above shall be paid fifty percent (50%) by the Company and fifty percent (50%) by the holders of Series D Preferred Stock pro rata based on the number of shares to be redeemed. Each redemption of shares of Series D Preferred Stock shall be made so that the number of shares held by each registered holder requesting redemption of its shares shall be reduced in an amount which shall bear the same ratio to the total number of shares of Series D Preferred Stock then held by such registered holder requesting redemption of its shares bears to the aggregate number of shares of Series D Preferred Stock then outstanding.

d. Equitable Adjustment. The Redemption Price set forth in this Section 4 shall be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Series D Preferred Stock.

e. Redemption Note. At least forty-five (45) days prior to the Redemption Date specified in the notice delivered under Section 4(a) above, written notice (hereinafter referred to as the "Redemption Notice") shall be delivered by the Company to each holder of record of Series D, at such holder's address as shown on the records of the Company's transfer agent; provided, however, that the Company's failure to give such Redemption Notice shall in no way affect its obligation to redeem the shares of Series D Preferred Stock as provided in
Section 4(a) hereof. The Redemption Notice shall contain the following information:

        i. an offer to redeem all the shares of Series D Preferred Stock held by the holder and subject to redemption on such date and the total number of shares of Series D Preferred Stock held by all holders which have requested to be so redeemed on such date;

        ii. the Redemption Date and the applicable Redemption Price; and

       iii. a statement that, if the holder elects to have the Company redeem all of the holder's shares of Series D Preferred Stock, the holder is to surrender to the Company, at the place designated in the Redemption Notice or to the Company's designated transfer agent (the "Transfer Agent"), its certificate or certificates representing all of the shares of Series D Preferred Stock so to be redeemed.

f. Notice of Acceptance. Within thirty (30) days after receipt of the Redemption Notice, any holder of Series D Preferred Stock that elects to accept the Company's offer of redemption shall provide the Company with written notice of such holder's acceptance of the redemption offer, which notice shall specify the number of shares to be redeemed. All notices hereunder shall be deemed to have been given if personally delivered, sent by facsimile transmission, prepaid overnight courier, or certified or registered mail.


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g. Surrender of Certificates. Each holder of shares of Series D Preferred Stock shall surrender the certificate(s) representing such shares to the Company any at the address specified in the Redemption Notice or to the Transfer Agent, and thereupon the Redemption Price for such shares as set forth in this Section 4(c) shall be paid to the order of the person whose name appears in such certificate(s) and each surrendered certificate shall be cancelled and retired. In the event some but not all or of the shares of the Series D Preferred Stock represented by a certificate(s) surrendered by a holder are being redeemed, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series D Preferred Stock which were not redeemed.

h. Insufficient Funds. If the funds of the Company legally available for redemption of shares of Series D Preferred Stock which shall have been called for redemption on the Redemption Date are insufficient to redeem the total number of shares of Series D submitted for redemption, those funds which are legally available will be used to redeem the maximum possible number of whole shares ratably among the holders of such shares in proportion to the amounts which such holders of Series D Preferred Stock would otherwise have been entitled to receive if all amounts payable on or with respect to such Series D Preferred Stock had been paid in full. The shares of Series D Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Company are legally available for the redemption of such shares of Series D Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available.

i. After giving notice of redemption and prior to the close of business on the business day prior to the Redemption Date, the holders of the Series D Preferred Stock so called for redemption may convert such stock into Common Stock in accordance with the conversion privileges set forth in Section 6 hereof. Unless:
(i) the holder of shares of Series D Preferred Stock to whom notice has been duly given shall have exercised its rights to convert in accordance with Section 6 hereof; or (ii) the Company shall default in the payment of the Redemption Price as set forth in the Redemption Notice, upon such Redemption Date such holder shall no longer have any voting or other rights with respect to such shares, except the right to receive the monies payable upon such redemption from the Company, without interest thereon, upon surrender (and endorsement, if required by the Company or the Transfer Agent) of the certificate(s), and the shares represented thereby shall no longer be deemed to be outstanding as of the Redemption Date. In the event a holder of Series D Preferred Stock provides the Company with notice of conversion of all or a portion of such Series D Preferred Stock into shares of Common Stock on or after any notice of redemption is provided, the holder shall have been deemed to convert as of the Redemption Date; provided, however, that in the event the Company shall default in the payment of the Redemption Price as set forth in such Redemption Notice, the conversion shall not be effective unless the holder of the Series D electing to convert provides written notice to the company within twenty (20) days of the purported Redemption Date of his desire to effect such conversion.


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j. The Series D Preferred Stock may not be redeemed and the Company may not purchase or otherwise acquire, other than by conversion, any shares of Series D Preferred Stock unless all accrued but unpaid dividends on all outstanding shares of Series D Preferred Stock shall have been paid in full or contemporaneously paid in full.

k. All shares of Series D Preferred Stock so redeemed shall have the status of authorized but unissued preferred stock, but such shares so redeemed shall not be reissued as shares of Series D Preferred Stock created hereby.

l. If the Company calls for redemption the Series D Preferred Stock, it shall reserve sufficient shares of Common Stock for the purpose of issuing such shares of Common Stock to holders of Series D Preferred Stock that determine to convert such shares of Series D Preferred Stock into Common Stock prior to the close of business on the business day prior to the Redemption Date. The Company will use its best efforts to obtain approval for listing the Common Stock on any national securities exchange, or for inclusion in the NASDAQ Stock Market, or in the over-the-counter market on which the Common Stock is trading on the date notice of redemption is provided.

Section 5. Liquidation Preference.

a. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series D Preferred Stock (the "Holders") shall be entitled to receive, prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the original preferred stock stated value plus accrued but unpaid dividends, if any thereon. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series D Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series D Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series D Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation and any certificate(s) of designation relating thereto.

b. Upon the completion of the distribution required by Section 5(a), if assets remain in this Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted certificate(s) of designation.

c. At each Holder's option, a sale, conveyance or disposition of all or substantially all the assets of the Company to a private entity, the common stock of which is not publicly traded, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4; provided, however, that an event described in the prior clause that the Holder does not elect to treat as a liquidation and a consolidation, merger, acquisition, or other business combination of the Company with or into any other company or companies shall not be treated as a liquidation, dissolution or winding up within the meaning of this Section 4, but instead shall be treated


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pursuant to Section 5(d) hereof (a Holder who elects to have the transaction treated as a liquidation is herein referred to as a "Liquidating Holder").

d. Prior to the closing of a transaction described in Section 4(c) which would constitute a liquidation event, the Company shall either (i) make all cash distributions it is required to make to the Liquidating Holders pursuant to the first sentence of Section 4(a), (ii) set aside sufficient funds from which the cash distributions required to be made to the Liquidating Holders can be made, or (iii) establish an escrow or other similar arrangement with a third party pursuant to which the proceeds payable to the Company from a sale of all or substantially all the assets of the Company will be used to make the liquidating payments to the Liquidating Holders immediately after the consummation of such sale. In the event that the Company has not fully complied with either of the foregoing alternatives, the Company shall either: (x) cause such closing to be postponed until such cash distributions have been made, or (y) cancel such transaction, in which event the rights of the Holders or other arrangements shall be the same as existing immediately prior to such proposed transaction.

Section 6. Conversion. The record Holders of the Series D Preferred Stock shall have conversion rights as follows:

a. Right to Convert. Each record Holder of Series D Preferred Stock shall be entitled to convert whole shares of Series D Preferred Stock into Common Shares issuable upon conversion of the Series D Preferred Stock, as follows: each outstanding share of Series D Preferred Stock is convertible at any time into ten (10) fully paid and non-assessable Common Shares of the Company, subject to adjustment as provided in Section 6(c) hereof. The number of Common Shares issuable upon the conversion of one share of Series D Preferred Stock is hereinafter referred to as the "Conversion Rate."

b. Mechanics of Conversion. In order to convert Series D Preferred Stock into full Common Shares, the Holder shall (i) fax, on or prior to 6:00 p.m., Austin, Texas time on the Date of Conversion, a copy of a fully executed notice of conversion ("Notice of Conversion") to the Company at the office of the Company or to the Transfer Agent for the Series D Preferred Stock stating that the Holder elects to convert, which notice shall specify the date of conversion and the number of shares of Series D Preferred Stock to be converted, and (ii) surrender to a common courier for either overnight or two (2) day delivery to the office of the Company or the Transfer Agent, the original certificates representing the Series D Preferred Stock being converted (the "Series D Preferred Stock Certificates"), duly endorsed for transfer, provided, however, that the Company shall not be obligated to issue certificates evidencing the Common Shares issuable upon such conversion unless the Series D Preferred Stock Certificates are delivered to the Company or the Transfer Agent as provided above, or the Holder notifies the Company or the Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (i) below).

        i. Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Series D Preferred Stock Certificates representing shares of Series D Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security


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reasonably satisfactory to the Company, and upon surrender and cancellation of the Series D Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Series D Preferred Stock Certificate(s) of like tenor and date.

     However, the Company shall not be obligated to re-issue such lost or stolen Series D Preferred Stock Certificates if Holder contemporaneously requests the Company to convert such Series D Preferred Stock into Common Shares.

     ii. Delivery of Common Shares Upon Conversion. The Company no later than 6:00 p.m. Austin, Texas time) on the third (3rd) business day after receipt by the Company or its Transfer Agent of all necessary documentation duly executed and in proper form required for conversion, including the original Series D Preferred Stock Certificates to be converted (or after provision for security or indemnification in the case of lost, stolen or destroyed certificates, if required), shall issue and deliver to the Holder as shown on the stock records of the Company a certificate for the number of Common Shares to which the Holder shall be entitled as aforesaid.

     iii. No Fractional Shares. If any conversion of the Series D Preferred Stock would create a fractional Common Share or a right to acquire a fractional Common Share, such fractional share shall be disregarded and the number of Common Shares issuable upon conversion, in the aggregate, shall be the next higher number of shares.

     iv. Date of Conversion. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date such Notice of Conversion is faxed to the Company or the Transfer Agent, as the case may be, provided an advance copy of the Notice of Conversion is faxed to the Company on or prior to 6:00 p.m., Austin, Texas time, on the Date of Conversion. The original Series D Preferred Stock Certificates representing the shares of Series D Preferred Stock to be converted shall be surrendered by depositing such certificates with a common courier for either overnight or two (2) day delivery, as soon as possible following the Date of Conversion. The person or persons entitled to receive the shares of Common Shares issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such Common Shares on the Date of Conversion.

c. Adjustment to Conversion Rate.

     i. Adjustment Due to Stock Split, Stock Dividend, Etc. If, prior to the conversion of all the Series D Preferred Stock, the number of outstanding Common Shares is increased by a stock split, stock dividend, or other similar event, the Conversion Rate shall be proportionately increased, or if the number of outstanding Common Shares is decreased by a combination or reclassification of shares, or other similar event, the Conversion Rate shall be proportionately decreased.

     ii. Adjustment Due to Merger, Consolidation, Etc. If, prior to the conversion of all the Series D Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which Common Shares of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale


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of all or substantially all the Company's assets that is not deemed to be a liquidation pursuant to Section 4(c), then the Holders of Series D Preferred Stock shall thereafter have the right to receive upon conversion of Series D Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the Common Shares, immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the Series D Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series D Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Rate and of the number of shares issuable upon conversion of the Series D Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the conversion thereof. The Company shall not effect any transaction described in this subsection 5(c)(ii) unless (a) it first gives fifteen (15) calendar days prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (during which time the Holders shall be entitled to convert their Series D Preferred Stock into Common Shares to the extent permitted hereby) and (b) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation of the Company under this Certificate of Designation, including the obligation of this subsection 5(d)(ii).

     iii. Adjustment Due to Failure to Observe Covenants Contained in Placement Agreement.

     The covenants contained in that certain placement agreement by and between the Company and Equity Services, Ltd. (the "Placement Agreement") inure to the benefit of the holders of Series D Preferred Stock and such holders are identified third-party beneficiaries under the Placement Agreement. In the event that the Company breaches any of the covenants contained in the Placement Agreement and such breach is not cured within five (5) days after receipt of written notice that the Company is in default under the terms of the Placement Agreement, the Conversion Rate shall be adjusted by increasing the amount of Common Stock issuable upon conversion of one share of Series D Preferred Stock by ten percent (10%) during each week (or portion there of) that such breach is not cured (i.e., increased from ten (10) shares to eleven (11) shares, eleven
(11) shares to twelve (12) shares, etc.)

     iv. Failure to Obtain Effectiveness of a Registration Statement. Upon demand by a holder of Series D Preferred Stock, the Company will immediately file a registration statement on Form SB-2 or other appropriate form with the Securities and Exchange Commission ("SEC") to register, among other issuances, the issuance of the Common Stock to be issued upon the conversion of the Series D Preferred Stock. The Company will use its best efforts to obtain effectiveness of such registration statement although there is no assurance that this registration statement will be declared effective by the SEC, nor is there any assurance as to the length of time such registration statement will remain effective if such event occurs. If the Company's registration statement is not declared effective by the SEC on or before September 30, 1998, the Conversion Rate shall be adjusted by increasing the amount of Common Stock issuable upon conversion of one share of Series D Preferred Stock by one (1) share during each month (or


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portion thereof) that such registration statement has not become effective
(i.e., increased from ten to eleven, eleven to twelve, etc.).

     v. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to paragraphs 6(iii) and 6(iv) above, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series D Preferred Stock a certificate signed by the Chief Financial Officer of the Company setting forth
(i) such adjustment or readjustment, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of his shares.

     vi. No Fractional Shares. If any adjustment under this Section 5(c) would create a fractional Common Share or a right to acquire a fractional Common Share, such fractional share shall be disregarded and the number of Common Shares issuable upon conversion shall be the next higher number of shares.

Section 7. Voting Rights. The holders of the Series D Preferred Stock shall have no voting power whatsoever, except as otherwise provided by the Utah Business Corporation Act ("Utah Law"), and Section 8 below, and no Holder of Series D Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Company or the shareholders thereof or be entitled to notification as to any meeting of the shareholders.

     Notwithstanding the above, the Company shall provide the Holders of the Series D Preferred Stock with notification of any meeting of the shareholders regarding any major corporate events affecting the Company. In the event of any taking by the Company of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any share of any class or any other securities or property (including by way of merger, consolidation or reorganization), or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all the assets of the Company, or any proposed liquidation, dissolution or winding up of the Company, the Company shall mail a notice to such holders, at least five (5) days prior to the record date specified therein, of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

     To the extent that under Utah Law the vote of the holders of the Series D Preferred Stock, voting separately as a class, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of at least a majority of the shares of the Series D Preferred Stock, represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series D Preferred Stock (except as otherwise may be required under Utah Law) shall constitute the approval of such action by the class. To the extent that under Utah Law the holders of the Series D Preferred Stock are entitled to vote on a matter with holders of Common Shares, voting together as one (1) class, each share of Series D

Preferred Stock shall be entitled to a number of votes equal to the number of Common Shares into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Rate is calculated. Holders of the Series D Preferred Stock also shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company's by-laws and applicable statutes.

Section 8. Election of a Majority of Directors of the Company.

     If the Company has not obtained or has failed to maintain the effectiveness of a Registration Statement as described in Section 6(c)(iv) on or before September 30, 1998, and the closing bid price of the Common Stock of the Company is at or below $1.00 for any five (5) consecutive trading days subsequent to September 30, then the holders of the Series D Preferred Stock, voting separately as a class, shall be entitled to elect a majority of the Board of Directors at any meeting of the stockholders of the Company at which directors are to be elected, or held, as the case may be. The right of the holders of the Series D Preferred Stock to elect such directors shall cease when Effectiveness of a Registration Statement as described in Section 6(c)(iv) occurs. At any time after such voting power shall have so vested in the holders of the Series D Preferred Stock, upon the written request of a holder of record of Series D Preferred Stock, addressed to the Secretary of the Company at the principal office of the Company, and to the other holders of the Series D Preferred Stock, the Secretary shall, at the election of such requesting holder: (i) call a special meeting of the holders of the Series D Preferred Stock for the election of the directors to be elected by them as hereinafter provided, such meeting to be held within forty-five (45) days after delivery of such request at the place and upon the notice provided by law and in the Bylaws for the holding of meetings of stockholders; provided, however, that the Secretary shall not be required to call such special meeting in the case of any such request received less than forty-five (45) days before the date fixed for the next ensuing annual meeting of the stockholders; or (ii) obtain written consents from holders of the Series D Preferred Stock for the election of the directors to be elected by them in an amount sufficient to satisfy applicable state law requirements and comply with applicable federal securities law requirements with respect to this consent provision.

a. The holders of the Series D Preferred Stock voting as a class will have the right to remove without cause at any time and replace any director such holders have elected pursuant to this Section 11.

Section 9. Status of Converted Stock. In the event any Series D Preferred Stock shall be converted pursuant to Section 6 hereof, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Shares of no designated series, and shall not be issuable by the Company as Series D Preferred Stock.

Section 10. Company Limitations.

a. So long as any shares of Series D Preferred Stock are outstanding, the Company shall not, without the unanimous affirmative vote or the written consent of the holders of the outstanding shares of Series D Preferred Stock voting separately as a class, amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Company so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series D Preferred Stock.

b. Unless otherwise contractually restricted, the provisions of this paragraph 13 shall not in any way limit the right and power of the Company to:

     i. Increase the total number of authorized shares of Common Stock; or

     ii. Issue bonds, notes, mortgages, debentures, preferred stock ranking junior to the terms of the Series D Preferred Stock and other obligations.

Section 11. Transferability. The Series D Preferred Stock shall be transferable by the holders, provided such transfer is in compliance with applicable federal and state securities laws.

Section 12. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one (1) or more series of Preferred Stock with dividend and/or liquidation preferences junior to the Series D Preferred Stock.

      IN WITNESS WHEREOF, Micro-Media Solutions, Inc. has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Jose Chavez, its President, and attested by Mitchell C. Kettrick, its Secretary this 30 day of April, 1998.


/s/ JOSE CHAVEZ, President

Attest:

 /s/MITCHELL C. KETTRICK, Secretary